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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Metro Networks, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-23561 and No. 333-32549) on Form S-8 of Metro Networks, Inc. of our report dated March 9, 1999 relating to the consolidated balance sheets of Metro Networks, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity/partners' capital for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Metro Networks, Inc. and subsidiaries.



                                                 KPMG LLP


Houston, Texas
March 30, 1999